UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Oracle Corporation

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In fiscal 2015, members of the Board (including both independent and executive directors) met with stockholders constituting approximately 33% of Oracle’s outstanding unaffiliated shares. In addition, since the beginning of fiscal year 2016, independent directors have met with eight of our largest institutional stockholders, representing approximately 21% of our outstanding unaffiliated shares, and offered to meet with stockholders representing an additional 5% of our outstanding unaffiliated shares. The primary purpose of these meetings is to gain investor feedback and reactions on our executive compensation program and other relevant corporate governance topics. (All figures in this paragraph are calculated based on publicly available data as of June 30, 2015.)

This dialogue with major stockholders provided a range of perspectives on our approach to compensation. As illustrated in the below table, the Board took actions that responded directly to stockholder feedback:

Stockholder Feedback	Action Taken

• It is important to retain the current executive team; our concerns regarding compensation do not signal a desire to change management	• Board took actions regarding compensation that allowed the company to continue to retain its current senior executive team

•    We appreciate that the quantum of pay for the most senior executives has been declining; we voted against say on pay, in part, because we want you to continue to reduce the quantum of pay

•    The reduction in the term of stock option grants in fiscal 2016 is a positive change

•    Since fiscal 2012, total compensation for Mr. Ellison has steadily decreased, with fiscal 2016 estimated equity compensation valued at less than 50% of his fiscal 2012 equity compensation (equity awards have historically represented more than 95% of overall compensation for our named executive officers)

•    In connection with Mr. Ellison’s transition from CEO to the role of Chief Technology Officer, the Compensation Committee cancelled 1.5 million equity equivalent shares (750,000 options and 187,500 Performance Stock Units) of Mr. Ellison’s fiscal 2015 equity award

•    Stock option grants in fiscal 2016 to Mr. Ellison, Ms. Catz and Mr. Hurd will expire after five years instead of ten years, while maintaining a four-year vesting schedule. This reduces the grant date fair value of those awards and aligns these awards with Oracle’s goal of aggressively accelerating growth in cloud-based revenue in the next five years

•    Fiscal 2016 compensation for Mr. Ellison, Ms. Catz and Mr. Hurd is projected to be lower than fiscal 2015 pay

•    Fiscal 2015 Discussions: Introduce performance based equity compensation tool other than stock options

•    Fiscal 2016 Discussions: We are pleased with the decision to adopt Performance Stock Units, which delivers on our request to introduce an alternative to stock options

•    Introduced Performance Stock Units, which vest based on Oracle’s annual revenue growth and operating cash flow growth as compared to the performance of a group of comparator companies

•    Reduced the number of shares subject to annual stock option grants

• We like that a significant portion of compensation is performance-based

•    All changes to the program were consistent with the existing link of named executive officer compensation to performance. Pay outcomes in fiscal 2015 and fiscal 2014 are consistent with this approach:

•    In fiscal 2015, non-GAAP pre-tax profits did not meet internal expectations. As a result, fiscal 2015 bonuses were $0 for all named executive officers

•    In fiscal 2014, bonuses paid out at 16% of target (~$741,000 for Mr. Ellison and ~$456,000 for Ms. Catz and Mr. Hurd)